Exhibit 99.1

                      IMMUNICON CORPORATION REPORTS RESULTS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2005

     - Company shipped 8 CellTracks(R) AutoPrep Systems and 7 CellSpotter(R) Analyzers during the quarter, including shipments to Quest Diagnostics Incorporated, the first shipment of a CellSearch(TM) System to a clinical research organization (CRO) and shipments to affiliates of Johnson & Johnson (J&J) and other customers.

     - Cumulative shipments now number 26 CellTracks AutoPrep Systems and 25 CellSpotter Analyzers to customers and affiliates of J&J in the U.S., Europe and Japan

     - Company improves anticipated net cash "burn" guidance by approximately 10% to $32-35 million for 2005

     - Next generation cell analysis platform, CellTracks Analyzer II(TM), 510(k) cleared by the U.S. Food and Drug Administration (FDA)

     - Clinical studies intended for expanded product labeling in metastatic colorectal and metastatic prostate cancers progressing well

     - Byron D. Hewett named President and Chief Operating Officer; Edward L. Erickson, Chairman and Chief Executive Officer (CEO) to step down as CEO in 2006

    HUNTINGDON VALLEY, Pa., May 3 /PRNewswire-FirstCall/ -- Immunicon Corporation (Nasdaq: IMMC), a development-stage company developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer, today announced its operating results for the three months ended March 31, 2005.

    Financial Results for the three months ended March 31, 2005

    The Company reported product revenue of $560,000 for the quarter including $463,000 in instrument revenue and $97,000 in reagent sales. The Company had $103,000 in instrument revenue in the corresponding quarter of 2004.

    The Company launched its initial in vitro diagnostic products in August 2004. Since the launch date and as of March 31, 2005, the Company has placed 26 CellTracks(R) AutoPrep Systems and 25 CellSpotter(R) Analyzers. During the quarter, the Company placed one additional CellTracks AutoPrep System at SRL in Japan in order to enhance system throughput. As of March 31, 2005 the Company has recognized revenue for 15 complete instrument system sales of which four instrument system sales were recorded in the quarter ended March 31, 2005. During the quarter, the Company shipped 8 CellTracks AutoPrep Systems and 7 CellSpotter Analyzers, including an additional shipment to Quest Diagnostics Incorporated, the first shipment of a CellSearch(TM) System to a clinical research organization (CRO), further shipments to affiliates of Johnson & Johnson (J&J) and other customers. It should be noted that the recognition of revenue related to instrument shipments to customers is typically delayed for a period of several months due to final evaluation of these systems by customers.

    For the three months ended March 31, 2005, the net loss was $7.1 million, or $0.30 per share, based on 23,217,300 weighted average common shares outstanding, compared with a net loss of $6.4 million, or $13.10 per share, for the same period in 2004 based on 486,240 weighted average common shares outstanding. The Company completed its initial public offering on April 16, 2004. On a pro forma basis, had the IPO been completed as of March 31, 2004, the Company would have reported a net loss per common share of $0.40 based on 15,934,063 pro forma weighted average common shares outstanding for the three months ended March 31, 2004.

    Research and development ("R&D") expenses for the quarter ended March 31, 2005 were $5.7 million compared to $5.0 million for the first quarter of 2004. R&D expenses were higher due principally to the initiation of clinical trials related to monitoring colorectal and prostate cancer. These trials were initiated in the second half of 2004. The Company also incurred higher costs related to the development of the CellTracks Analyzer II.

    General and administrative ("G&A") expenses for the first quarter of 2005 were $2.0 million, compared to $1.4 million for the comparable quarter of 2004. The increase of $600,000 is attributable to staff increases related to commercialization activities as well as to costs related to public company filing and reporting requirements and in support of operating activities.

    On March 31, 2005, the Company had cash, cash equivalents and investments of $47.4 million.

    The Company now anticipates that its net cash expenditures (net cash "burn") for 2005 will be in the range of between $32 million and $35 million compared to previous guidance of between $35 million and $38 million. The Company is actively taking steps to control operating costs and to monitor staffing levels and capital expenditures. The Company also continues to anticipate that it will launch its CellTracks Analyzer II in the second quarter of this year. New placements of the existing CellSpotter Analyzer and CellTracks AutoPrep System may be modest in anticipation of the availability of the new analyzer.

    Edward L. Erickson, the Company's Chairman and Chief Executive Officer commented, "I continue to be pleased with the progress of Immunicon in all areas. The quarter saw additional shipments of the CellSearch System to important customers including Quest Diagnostics, a major clinical research organization (CRO) and shipments to other domestic and international customers. We are also beginning to see initial interest in our CellTracks AutoPrep System as a standalone instrument for sample preparation and cell enrichment in the life science research market. We also made excellent progress in research and development with the clearance of a 510(k) for the CellTracks Analyzer II and continued progress in our clinical studies aimed at broadening our product labeling in breast cancer and other solid tumor cancers. We continue to be recognized in the scientific community through publication of important findings in prestigious journals and at major scientific and medical conferences. Finally, I am very pleased with the election of Byron D. Hewett as our President and Chief Operating Officer and look forward to working with him and the Board to sustain our progress."

    Commercialization Highlights

    * On April 25, 2005, we announced that our Board of Directors elected Byron D. Hewett as President and Chief Operating Officer reporting to Chairman and Chief Executive Officer Edward L. Erickson. Mr. Hewett previously served as the Company's COO and General Manager, Cancer Products. Mr. Hewett will be responsible for day-to-day management of the Company's operations and work closely with the Board and senior management in strategic planning and execution of the Company's business plan. Concurrently, Mr. Erickson notified the Board of his intention to step down as CEO on March 31, 2006. The Nominating and Governance Committee and Board as a whole continue to plan, direct and oversee the Company's succession process.

    * As of March 31, 2005, the Company has shipped 26 CellTracks AutoPrep Systems and 25 CellSpotter Analyzers, including shipments of 8 CellTracks AutoPrep Systems and 7 CellSpotter Analyzers during the quarter ended March 31, 2005. The Company now has system placements in reference laboratories, hospitals, clinical research centers, a clinical research organization (CRO), a major pharmaceutical company and various affiliates of Johnson & Johnson. These systems have been shipped to sites in the United States, Europe and Japan.

    * In the first quarter of 2005, the Company shipped additional
      CellSearch Systems to Quest Diagnostics Incorporated. Each system consists of one Immunicon CellTracks AutoPrep System and one
      Immunicon CellSpotter Analyzer to enable Quest Diagnostics to run the CellSearch Circulating Tumor Cell Kit, a new cancer diagnostic test that identifies and counts circulating tumor cells (CTCs) in blood samples from patients being treated for metastatic breast cancer. Quest Diagnostics offers the CellSearch CTC test at their Quest
      Diagnostics Nichols Institute, the company's esoteric testing laboratory, located in San Juan Capistrano, California and at Quest's regional laboratory in Chantilly, Virginia. The CellSearch Circulating Tumor Cell Kit is manufactured and sold by Veridex, LLC, a Johnson & Johnson company, and incorporates Immunicon proprietary reagents and other technology. In September 2004, Immunicon announced the signing of a purchase agreement with Quest Diagnostics Incorporated under which Quest Diagnostics will be the only national commercial reference laboratory to offer a test using the Veridex CellSearch Circulating Tumor Cell Kit. The test is now available to physicians nationwide.

    * Two additional shipments were made during the quarter to Japan, including a CellSearch System that has been placed at the Japanese Foundation for Cancer Research in Tokyo, Japan. Also, a second CellTracks AutoPrep System was shipped to Japan for use by SRL, Inc., which is the leading reference laboratory company in Japan providing comprehensive testing services. SRL currently has a CellSearch System installed in one of their laboratories in Tokyo.

    * On March 17, 2005, we announced that the CellTracks Analyzer II was cleared by the U.S. Food and Drug Administration for in vitro diagnostic use through the 510(k) pre-market notification process. The intended use statement is, "The Immunicon CellTracks Analyzer II is a semi-automated fluorescence microscope used to enumerate fluorescently labeled cells that are immuno-magnetically selected and aligned. The system is for in vitro diagnostic use when used in tandem with specimen preparation equipment and reagents that are legally marketed for in vitro diagnostic use with this device." The CellTracks Analyzer II is used in conjunction with kits that incorporate Immunicon reagent technologies and the CellTracks AutoPrep System, which automates, standardizes and optimizes sample preparation. The new analyzer provides improved functionality, increased automation and enhanced software for analysis of rare cells and is intended to replace Immunicon's current analysis platform, the CellSpotter Analyzer. Immunicon anticipates release for sale of the CellTracks Analyzer II in the second quarter of 2005.

    * On March 17, 2005, we announced that we had been informed by Veridex, that Veridex had received 510(k) clearance for its CellSearch Circulating Tumor Cell Kit incorporating the CellTracks(R) Analyzer II in addition to the currently marketed CellSpotter(R) Analyzer. Both platforms may be used for the enumeration of CTCs in the blood of patients with metastatic breast cancer.

    * In February 2005, we amended our agreement with Veridex to modify the milestones entitled "Colorectal or Breast Cancer Adjuvant Prognosis and Recurrence Monitoring" and "Metastatic Colorectal or Prostate Cancer Therapy Monitoring."

      The milestone entitled "Colorectal or Breast Cancer Adjuvant Prognosis and Recurrence Monitoring" was amended to modify the basis of the milestone and achievement requirements to the development of an assay using our proprietary technology for analysis of tumor cells in the bone marrow of cancer patients. In connection therewith in February 2005, we initiated a clinical research study to explore the potential utility of an assay we are developing for detecting tumor cells in bone marrow samples drawn from patients with solid tumor cancers. The study also includes a control group of normal subjects.

      The milestone entitled "Metastatic Colorectal or Prostate Cancer Therapy Monitoring" was amended to provide for progress payments triggered by certain events in the development program. $250,000 is now payable upon accrual of an adequate number of metastatic colorectal cancer patients to support a regulatory submission to the U.S. Food and Drug Administration and an additional $250,000 is payable upon completion of a draft regulatory submission that is acceptable to the joint Veridex and Immunicon Steering Committee. The superseded milestone had provided for payment of $500,000 upon Steering Committee approval of the final regulatory submission. Immunicon has already received $500,000 as a result of the enrollment of the first patient in this trial.

    Scientific and Development Progress

    * In April 2005, we presented two research abstracts at the 2005 Annual Meeting of the American Association for Cancer Research in Anaheim, CA. The abstract entitled "Circulating Endothelial Cells [CECs] Are Elevated in Metastatic Carcinomas" presented findings that showed that CECs are elevated in cancer patients versus healthy individuals, suggesting that CECs may have scientific and/or clinical utility in cancer. Another abstract entitled "Global Gene Expression Profiling of Circulating Tumor Cells [CTCs]" presented data showing the potential for analysis of gene expression signatures of CTCs. The results show that CTCs from different primary cancers possess unique gene expression signatures. The results suggest that global expression profiles of CTCs may provide valuable real-time molecular insight into the process of metastasis, potentially identify new therapeutic target molecules, and to the development of novel minimally invasive diagnostics. The poster presentations associated with these abstracts are posted on Immunicon's Web site at http://www.immunicon.com.

    * In the April 2005 issue of Urology, we published the findings of a research study entitled "Circulating tumor cells predict survival in patients with metastatic prostate cancer" in this pilot study the presence of CTCs was associated with poor survival in patients with metastatic prostate cancer.

    * On February 28, 2005, we announced that the results of a prospective study sponsored by Immunicon were published in the March 1, 2005 issue of the Journal of Clinical Oncology. The multi-institutional, double-blind trial used Immunicon platform and reagent technology to automate the isolation and enumeration of CTCs. The publication noted that CTCs are cancer cells that detach from solid tumors, enter the blood stream and are implicated in the metastatic disease process. The study reports data from a subset of the 177 patients that was reported in the August 2004 issue of the New England Journal of Medicine. The subject of this study was to determine the relationship between the presence of CTCs and progression-free survival (PFS), and overall survival (OS) of 83 patients with newly diagnosed metastatic breast cancer who were about to start first-line therapy. CTCs prior to and after the initiation of therapy were strong, independent prognostic factors of both PFS and OS. The authors concluded that the detection of CTCs before initiation of first-line therapy in patients with metastatic breast cancer is highly predictive of PFS and OS and that the technology can allow for appropriate patient stratification and design of tailored treatments.

    Conference Call
    Edward L. Erickson, Chairman and CEO, and other members of senior management will provide a Company update and discuss results via Webcast and conference call on Tuesday, May 3, 2005 at 9:00 a.m. EDT. To participate in the live call by telephone, the dial-in number for domestic U.S. listeners is
(800) 289-0493; international callers may dial (913) 981-5510.

    Those interested in listening to the conference call live via the Internet may do so by visiting the Company's Web site at http://www.immunicon.com. To listen to the live call, please go to the Web site 15 minutes prior to its start to register, download, and install the necessary audio software.

    Following the call, a Webcast audio replay will be available on the Company's Web site for 30 days through Thursday, June 2. In addition, a dial-in replay will be maintained for 5 days through Sunday, May 8 and can be accessed by dialing (888) 203-1112 or (719) 457-0820 and entering reservation number 1449456.

    About Immunicon Corporation
    Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer disease management. The Company has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon's products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases.

    The information contained in this press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as "hope," "may," "believe," "anticipate," "plan," "expect," "intend," "assume," "will" and similar expressions. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management's current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by the Company's forward-looking statements. These factors include, but are not limited to, risks associated with: the Company's dependence on Veridex, LLC, a Johnson & Johnson Company; the Company's capital and financing needs; research and development and clinical trial expenditures; commercialization of the Company's product candidates; the Company's ability to use licensed products and to obtain new licenses from third parties; the Company's ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to the Company's customers for the Company's products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under the Company's agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company's products; effectiveness and reliability of the Company's products both in absolute terms and compared to competitors' products; protection of the Company's intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against the Company; labor, contract or technical difficulties; and competitive pressures in the Company's industry. These factors are discussed in more detail in the Company's filings with the Securities and Exchange Commission.

     Contact Information:
     James G. Murphy
     SVP of Finance & Administration, CFO
     215-830-0777 ext. 121
     jmurphy@immunicon.com

     Investors/Media:
     The Ruth Group
     John Quirk (investors) 646-536-7029 jquirk@theruthgroup.com
     Greg Tiberend (media) 646-536-7005
     gtiberend@theruthgroup.com

                     IMMUNICON CORPORATION AND SUBSIDIARIES
                          (A Development-Stage Company)

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (In thousands, except share amounts)

                                                 March 31      December 31,
                                                   2005            2004
                                               ------------    ------------
                                                (Unaudited)
ASSETS
                   CURRENT ASSETS:
Cash and cash equivalents                      $     22,840    $     27,552
Short-term investments                               24,542          25,551
Inventory                                             1,914           1,076
Accounts receivable                                   1,028             504
Prepaid expenses and other current assets               928           1,100
                                                     51,252          55,783
Property and equipment, net                           5,405           4,380

Long term investments                                    --             530
Other assets                                            358             371
TOTAL ASSETS                                   $     57,015    $     61,064

LIABILITIES AND STOCKHOLDERS' EQUITY
                  CURRENT LIABILITIES:
Current portion of long-term debt              $      2,902    $      3,012
Accounts payable                                      2,474             940
Accrued expenses                                      3,880           3,392
Current portion of deferred revenue                   1,784           1,398
    Total current liabilities                        11,040           8,742
Long-term debt                                        2,899           2,587
Deferred revenue                                        811             897
Commitments and Contingencies

                 STOCKHOLDERS' EQUITY:
Common stock, $.001 par value-
 100,000,000 authorized, 23,248,994 and
 23,165,741 shares issued and
 outstanding as of March 31, 2005 and
 December 31, 2004, respectively                         23              23
Additional paid-in capital                          143,775         142,670
Deferred stock-based compensation                    (2,959)         (2,345)
Currency translation adjustment                          24              29
Deficit accumulated during the
 development stage                                  (98,598)        (91,539)

    Total stockholders' equity                       42,265          48,838

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $     57,015    $     61,064

                     IMMUNICON CORPORATION AND SUBSIDIARIES
                          (A Development-Stage Company)

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    MARCH 31, 2005 COMPARED TO MARCH 31, 2004
             (in thousands, except for per share and per share data)
                                    UNAUDITED

                                                                    Period from
                                                                     August 25,
                                                                        1983
                                         Three Months Ended          (inception
                                             March 31,                 date)
                                    ----------------------------    to March 31,
                                        2005            2004            2005
                                    ------------    ------------    ------------
Product revenue                     $        560    $        103    $      1,687
Cost of goods sold                           392              --             392
    Gross profit on product sales            168             103           1,295

Milestone, license and other
 revenue                                     319              54           8,671

Total product and milestone
 revenue                                     879             157          10,358

Operating expenses:
 Research & development                    5,724           4,979          83,809
 General & administrative                  1,985           1,445          26,489
     Total operating expenses              7,709           6,424         110,298

Operating loss                            (7,222)         (6,267)       (100,332)

Other income from related party               --              --             250

Other income (expense)
 Interest and other income                   288              62
 Interest expense                           (125)           (163)
    Other income (expense), net              163            (101)          1,484

Net loss                            $     (7,059)   $     (6,368)   $    (98,598)

Net loss per common share -
 basic and diluted                  $      (0.30)   $     (13.10)

Weighted average common shares
 outstanding- basic and diluted
 (unaudited)                          23,217,300         486,240

Pro forma net loss per common
 share-basic and diluted
 (unaudited)                                        $      (0.40)

Pro form weighted average
 common shares outstanding-
 basic and diluted (unaudited)                        15,934,063

SOURCE  Immunicon Corporation
    -0-                             05/03/2005
    /CONTACT: James G. Murphy, SVP of Finance & Administration, CFO, Immunicon Corporation, +1-215-830-0777, ext. 121, jmurphy@immunicon.com; Investors/Media - The Ruth Group, John Quirk, Investors, +1-646-536-7029, jquirk@theruthgroup.com, or Greg Tiberend, Media, +1-646-536-7005, gtiberend@theruthgroup.com, both for Immunicon Corporation/
    /Web site: http://www.immunicon.com /

_